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                                                                    EXHIBIT 99.1

                     [SUN HYDRAULICS CORPORATION LETTERHEAD]


FOR RELEASE: Immediately

Contact:
Richard K. Arter      Investor Relations                 941-362-1200
Richard J. Dobbyn     Chief Financial Officer            941-362-1200


           SUN HYDRAULICS CORPORATION ANNOUNCES 2ND QUARTER DIVIDEND,
                          ELECTS TWO NEW BOARD MEMBERS

SARASOTA, FLA, May 26, 1998 - At its annual meeting of shareholders on Saturday, May 23, 1998, Sun Hydraulics Corporation (Nasdaq: SNHY) announced a 2nd quarter dividend of $0.04 per share of its common stock. The dividend is payable on July 15, 1998, to shareholders of record as of June 30, 1998.

At the annual meeting at the Company's manifold manufacturing facility in Sarasota, Florida, two new members were elected to the Board of Directors. John
S. Kahler, President, CEO and a Director of Cincinnati Incorporated was elected to the board with a term expiring in the year 2000, and was appointed to the Company's Audit Committee. Ferdinand E. Megerlin, Chairman and Joint Managing Director of Linde AG's Industrial Trucks and Hydraulics Division was elected to the board with a term expiring in the year 2001, and was appointed to the Company's Compensation Committee. In addition to the two new board members, Clyde G. Nixon, Sun Hydraulics Corporation President, was reelected to another term as a director of the Company with a term expiring in 2001. Price Waterhouse LLP was again appointed as the Company's independent certified public accountants for the year 1998.

Sun Hydraulics is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for global industrial and mobile markets.

Certain statements in this release that are not historical facts are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934. Because such statements regarding the intent, belief or current expectations of the Company, its Directors or its Officers involve risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Risks and uncertainties include, but are not limited to, changing economic conditions, changes in capital markets, changes in or the failure to comply with governmental regulations, and the impact of competitive products and pricing. Further information relating to factors that could cause actual results to differ from those anticipated is included in the Company's filings with the Securities and Exchange Commission, including but not limited to information under the headings "Risk Factors" in the Form S-1 Registration Statement and Prospectus for the Company's initial public offering, effective January 9, 1997 (SEC File No. 333-14183), and "Business" in the Company's Form 10-K for the year ended December 31, 1997, and "Management's Discussion and Analysis" in the Company's Form 10-Q for the quarter ended March 31, 1998.


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